EXHIBIT 8.1

[PALMIERI, TYLER, WIENER, WILHELM & WALDRON LLP LETTERHEAD]

December 30, 2003

Medstone International, Inc. 100 Columbia, #100 Aliso Viejo, California

            Re:    TAX OPINION

Ladies and Gentlemen:

We have acted as counsel for Medstone International, Inc., a Delaware corporation (“Medstone”), in connection with the Agreement and Plan of Merger dated as of November 11, 2003 (the “Merger Agreement”), by and among Prime Medical Services, Inc., a Delaware corporation (“Prime”), ABC Merger, Inc., a Delaware corporation and wholly owned subsidiary of Prime (“Merger Sub”) and Medstone pursuant to which Merger Sub will be merged with and into Medstone (the “Merger”). At your request, in connection with the filing of the related registration statement on Form S-4 with the Securities and Exchange Commission dated December 5, 2003, as amended (the “Registration Statement”), we participated in the preparation of the description set forth therein under the caption “Material U.S. Federal Income Tax Consequences of the Merger” (the “Tax Summary”).

As the basis for our opinion, which is described below, we have examined the Merger Agreement, the other agreements referenced in the Merger Agreement (together with the Merger Agreement, the “Agreements”), and the Registration Statement. In addition to reviewing the above documents, (i) we have conducted such factual and legal research as we have deemed appropriate; (ii) we have assumed the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement; (iii) we have assumed that the Merger will be consummated in the manner described in the Agreements and the Registration Statement; and (iv) we have assumed

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Medstone International, Inc. December 30, 2003 Page 2

that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete as of the Effective Time of the Merger; and (v) we have assumed that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement.

Based on the facts and assumptions described in this opinion and the Tax Summary and subject to the qualifications stated herein and in the Tax Summary, we have concluded that the statements of legal conclusions set forth in the Tax Summary reflect our opinion as to the anticipated U.S. federal income tax consequences of the Merger.

We express our opinion only as to the matters specifically described herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced herein that becomes untrue or incorrect.

This opinion is furnished to Medstone solely for use in connection with the Merger, as described in the Merger Agreement and the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PALMIERI, TYLER, WIENER, WILHELM & WALDRON LLP

PALMIERI, TYLER, WIENER, WILHELM &

    WALDRON LLP